Exhibit 10.5
UTi WORLDWIDE INC.
AMENDED AND RESTATED
2004 LONG-TERM INCENTIVE PLAN

Long Term Award Agreement
Providing for Withholding of Vested Shares to Satisfy Tax Liabilities
Award No.
          You (the “Participant”) are hereby awarded Restricted Share Units subject to the terms and conditions set forth in this Long Term Award Agreement (“Award”) and in the UTi Worldwide Inc. Amended and Restated 2004 Long-Term Incentive Plan (“Plan”), which is attached hereto as Exhibit A. A summary of the Plan appears in its Prospectus, which is attached as Exhibit B. You should carefully review these documents, and consult with your personal legal and financial advisors, in order to assure that you fully understand the terms, conditions, and financial implications of this Award.
          By executing this Award, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim in this Award. In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award will be made by the Board of Directors of UTi Worldwide Inc. (“Board”) or any Committee appointed by the Board to administer the Plan, and shall be final, conclusive and binding on all parties, including you and your successors in interest. Capitalized terms are defined in the Plan or in this Award.
     1. Specific Terms. This Award of Restricted Share Units shall have, and be interpreted according to, the following terms, subject to the provisions of the Plan in all instances:

Name of Participant

Number of Restricted Share Units Subject to Award

Grant Date of Award

Service Requirements for Vesting	Subject to acceleration pursuant to Section 2 or Section 3 below and to forfeiture pursuant to Section 5 below, your rights under this Award shall become vested and non-forfeitable as follows:

	One Year Anniversary of the Grant Date	20%
	Two Year Anniversary of the Grant Date	20%
	Three Year Anniversary of the Grant Date	20%
	Four Year Anniversary of the Grant Date	20%
	Five Year Anniversary of the Grant Date	20%
     2. Accelerated Vesting upon Death or Disability. If your Continuous Service ends due to your death or because you become Disabled, you will become partially vested in the unvested Shares subject to this Award (and will forfeit all other rights under this Award). The number of

Long Term Award Agreement
Providing for Withholding of Vested Shares to Satisfy Tax Liabilities
UTi Worldwide Inc.
Amended and Restated 2004 Long-Term Incentive Plan

unvested Shares in which your interest will vest will be equal to the lesser of (a) the total number of unvested Shares subject to this Award, or (b) 20% of the total number of Shares subject to this Award.
     3. Accelerated Vesting upon Termination without Cause or upon a Change in Control.
     (a) In the event your employment is terminated without Cause at any time, you will become partially vested in the unvested Shares subject to this Award (and will forfeit all other rights under this Award). The number of unvested Shares in which your interest will vest will be equal to the lesser of (a) the total number of unvested Shares subject to this Award, or (b) 20% of the total number of Shares subject to this Award. For purposes of this Section 3(a), if you have entered into an employment agreement with the Company (which for purposes of Section 3(a) and Section 3(b) of this Award includes subsidiaries of the Company) that contains a definition of termination for “Cause”, then the term “Cause” for purposes of this Award shall have the same meaning set forth in your employment agreement with the Company. If you have not entered into such an agreement, the term “Cause” in this Award shall have the meaning set forth in the Plan.
     (b) In the event you experience an Involuntary Termination in connection with, or within 12 months following consummation of, a Change in Control, you will become fully vested in all of the Shares subject to this Award. If you have entered into an employment agreement with the Company and such employment agreement entitles you to receive additional severance payments upon a termination by you of your employment for “Good Reason” (as defined in such employment agreement) following a Change in Control, then for purposes of this Section 3(b) the term “Involuntary Termination” shall be deemed to include your ability to terminate for “Good Reason” as defined in your employment agreement. To the extent there is a conflict between any of the provisions contained in the definition of the term “Good Reason” in your employment agreement and the term “Involuntary Termination” as defined in the Plan, then the provisions in the definition of the term “Good Reason” contained in your employment agreement shall prevail and the definition of the term “Involuntary Termination” for purposes of this Award shall be deemed to be modified and construed so that such provisions shall be consistent with the prevailing provisions found in the term “Good Reason” in your employment agreement. If you have not entered into an employment agreement with the Company that entitles you to receive additional severance payments upon a termination by you of your employment for “Good Reason” following a Change in Control, then the term “Involuntary Termination” for purposes of this Award shall have the meaning set forth in the Plan. The provisions of this Section 3(b) shall supersede any contrary or inconsistent provisions set forth in Section 13(c) of the Plan.
     4. Satisfaction of Vesting Restrictions. No Shares will be issued before you complete the requirements that are necessary for you to vest in the Shares underlying your Restricted Share Units. As soon as practicable after the date on which your Award vests in whole or in part, but no later than the 15th day of the third month following the calendar year in which vesting occurs, the Company will issue to you or your duly-authorized transferee, free from vesting restrictions (but subject to such legends as the Company determines to be appropriate), one Share for each vested Restricted Share Unit, less the number of Shares cancelled by the Company in connection with the payment of withholding taxes as provided for in Section 18 below. Fractional

Long Term Award Agreement
Providing for Withholding of Vested Shares to Satisfy Tax Liabilities
UTi Worldwide Inc.
Amended and Restated 2004 Long-Term Incentive Plan

shares will not be issued, and cash will be paid in lieu thereof. Certificates shall not be delivered to you unless you have made arrangements satisfactory to the Committee to satisfy tax-withholding obligations.
     5. Failure of Vesting Restrictions. By executing this Award, you acknowledge and agree that if your Continuous Service terminates prior to the date that you satisfy the vesting requirements for unvested Shares set forth in Section 1 of this Award (and subject to any accelerated vesting pursuant to Sections 2 or 3 above), you will irrevocably forfeit any and all rights to unvested Shares under this Award, and this Award with respect to such unvested Shares will immediately become null, void, and unenforceable.
     6. Dividends. When Shares are issued to you or your duly-authorized transferee pursuant to the vesting of the Shares underlying your Restricted Share Units you or your duly-authorized transferee shall also be entitled to receive, with respect to each Share issued, the “Dividend Equivalents” applicable to such Share. The term “Dividend Equivalents” shall mean, with respect to each Share so issued and with respect to each Share cancelled by the Company in connection with the payment of withholding taxes as provided in Section 18 below, an amount equal to any cash dividends (plus simple interest at a rate of five percent per annum, or such other reasonable rate as the Committee may determine) and a number of Shares equal to any stock dividends, which were declared and paid to the holders of Shares between the Grant Date and the date such Share is issued or cancelled.
     7. Voting. With respect to the Shares to be issued or held by you pursuant to this Award, you may not exercise voting rights until you become the record owner of the Shares.
     8. Investment Purposes. By executing this Award, you represent and warrant to the Company that any Shares issued to you pursuant to this Award will be for investment for your own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act of 1933, as amended.
     9. Section 83(b) Election Notice. If you provide the Company with prior written notice of your intention to make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to the Shares underlying your Restricted Share Units (a “Section 83(b) election”), the Committee shall convert your Restricted Share Units into Restricted Shares, on a one-for-one basis, pursuant to the terms of (and in full satisfaction of) this Award. You agree to provide a copy of such election to the Company within 10 days after filing that election with the Internal Revenue Service. Exhibit C contains a suggested form of Section 83(b) election. If you make a Section 83(b) election, then you will be responsible for the satisfaction of all taxes that arise as a result of the election and you acknowledge that none of your Shares subject to this Award have vested as of the time of such Section 83(b) election. Any Restricted Shares issued to you pursuant to this Section 9 shall bear such legends as the Company determines to be appropriate until all vesting restrictions lapse and replacement certificates for unrestricted Shares are issued to you pursuant to Section 4 of this Award.

Long Term Award Agreement
Providing for Withholding of Vested Shares to Satisfy Tax Liabilities
UTi Worldwide Inc.
Amended and Restated 2004 Long-Term Incentive Plan

     10. Deferral Election. At any time within the thirty-day period following the Grant Date of this Award, you may irrevocably elect to defer the receipt of all or a percentage of the Shares that would otherwise be issued to you on the vesting of this Award, provided that any such election is made at least twelve months in advance of the date on which you first satisfy the vesting requirements set forth in Section 1 of this Award. A copy of the form which you may use to make a deferral election is attached hereto as Exhibit D. Notwithstanding the foregoing, Shares which have been subject to a Section 83(b) election are not eligible for deferral.
     11. Not a Contract of Employment. By executing this Award, you acknowledge and agree that (i) any person who is terminated before full vesting of an award, such as the one granted to you by this Award, could claim that he or she was terminated to preclude vesting; (ii) you promise never to make such a claim; (iii) nothing in this Award or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way your right or the Company’s right to terminate your employment, service, or consulting relationship at any time, with or without Cause; and (iv) the Company would not have granted this Award to you but for these acknowledgements and agreements.
     12. Severability. Subject to one exception, every provision of this Award and the Plan is intended to be severable, and if any provision of the Plan or this Award is held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions shall continue to be fully effective. The only exception is that this Award shall be unenforceable if any provision of Section 11 is illegal, invalid, or unenforceable.
     13. Notices. Any notice or communication required or permitted by any provision of this Award to be given to you shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed to you at the last address that the Company had for you on its records. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.
     14. Binding Effect. Every provision of this Award shall be binding on and inure to the benefit the parties’ respective heirs, legatees, legal representatives, successors, transferees, and assigns.
     15. Headings. Headings shall be ignored in interpreting this Award.
     16. Counterparts. This Award may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute the same instrument.
     17. Plan Governs. By signing this Award, you acknowledge that you have received a copy of the Plan and that your Award is subject to all the provisions contained in the Plan, the provisions of which are made a part of this Award and your Award is subject to all interpretations, amendments, rules and regulations which from time to time may be promulgated and adopted pursuant to the Plan. In the event of a conflict between the provisions of this Award and those of the Plan, the provisions of the Plan shall control. In addition, you recognize and agree that all

Long Term Award Agreement
Providing for Withholding of Vested Shares to Satisfy Tax Liabilities
UTi Worldwide Inc.
Amended and Restated 2004 Long-Term Incentive Plan

determinations, interpretations or other actions respecting the Plan and this Award may be made by the Board or the Committee in their sole and absolute discretion, and that such determinations, interpretations or other actions are (unless arbitrary and capricious) final, conclusive and binding upon all parties, including you, your heirs, and representatives.
     18. Taxes. By signing this Award, you acknowledge that you shall be solely responsible for the satisfaction of any federal, state, province or local taxes that may arise with respect to this Award (including if you are subject to taxation in the United States, any taxes arising under Sections 409A or 4999 of the Code, except to the extent otherwise specifically provided in a written agreement with the Company). If the Company is obligated to withhold an amount on account of any federal, state, province or local tax imposed as a result of the grant of the Restricted Share Units or as a result of the issuance of the underlying Shares (the date upon which the Company becomes so obligated shall be referred to herein as the “Withholding Date”), then you shall pay to the Company the minimum aggregate amount that the Company is obligated to withhold as such amount shall be determined by the Company in its discretion (the “Minimum Withholding Liability”), which payment shall be made by the automatic cancellation by the Company of a number of vested Shares subject to this Award, the aggregate Fair Market Value of which is equal to the Minimum Withholding Liability (such cancelled vested Shares to be valued on the basis of the aggregate Fair Market Value thereof on the Withholding Date, plus the value on the Withholding Date of the Dividend Equivalents associated with such Shares); provided that the number of vested Shares so cancelled will be rounded up to the nearest whole Share sufficient to satisfy the Minimum Withholding Liability, with cash being paid to you in an amount equal to the amount by which the Fair Market Value of such cancelled Shares and associated Dividend Equivalents exceeds the Minimum Withholding Liability. If the Fair Market Value of the vested Shares subject to this Award is less than the Minimum Withholding Liability, then you shall pay to the Company in cash the difference between the Minimum Withholding Liability and the Fair Market Value of the vested Shares subject to this Award, if any. Notwithstanding the foregoing, in the event you make a Section 83(b) election, then you shall promptly pay in cash the Minimum Withholding Liability to the Company. Neither the Company nor the Committee shall have any obligation whatsoever to pay such taxes, to prevent you from incurring them, or to mitigate or protect you from any such tax liabilities. Nevertheless, if your payments or benefits pursuant to Section 9 of the Plan and Section 10 of this Award as a result of your termination of Continuous Service constitute “nonqualified deferred compensation” within the meaning of Section 409A, payment of such amounts shall not commence until you incur a Separation from Service. If at the time of your Separation from Service, you are a “specified employee” (under Code Section 409A), any amount that constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A that becomes payable to you on account of your Separation from Service (including any amounts payable pursuant to the preceding sentence) will not be paid until after the end of the sixth calendar month beginning after your Separation from Service (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, you shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence, together with interest on them for the period of delay at a rate not less than the average prime interest rate published in the Wall Street Journal on any day chosen by the Board during that period. Thereafter, you shall receive any remaining benefits as if there had not been an earlier delay.
[signature page follows]

Long Term Award Agreement
Providing for Withholding of Vested Shares to Satisfy Tax Liabilities
UTi Worldwide Inc.
Amended and Restated 2004 Long-Term Incentive Plan

     BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that the Restricted Share Units are awarded under and governed by the terms and conditions of this Award and the Plan.

UTi WORLDWIDE INC.
By:
Name:
Title:

          The undersigned Participant hereby accepts the terms of this Award and the Plan.

By:
Name of Participant: ____________________

UTi WORLDWIDE INC.
AMENDED AND RESTATED
2004 LONG-TERM INCENTIVE PLAN
Exhibit A
Plan Document

UTi WORLDWIDE INC.
AMENDED AND RESTATED
2004 LONG-TERM INCENTIVE PLAN
Exhibit B
Prospectus

UTi WORLDWIDE INC.
AMENDED AND RESTATED
2004 LONG-TERM INCENTIVE PLAN
Exhibit C
Section 83(b) Election Form
          Attached is an Internal Revenue Code Section 83(b) Election Form. If you wish to make a Section 83(b) election, you must do so within 30 days after the date the Restricted Shares covered by the election were transferred to you. In order to make the election, you must completely fill out the attached form and file one copy with the Internal Revenue Service office where you file your tax return. In addition, one copy of the statement also must be submitted with your income tax return for the taxable year in which you make this election. Finally, you also must submit a copy of the election form to the Company within 10 days after filing that election with the Internal Revenue Service. A Section 83(b) election normally cannot be revoked.

UTi WORLDWIDE INC.

Election to Include Value of Restricted Shares in Gross Income
in Year of Transfer Under Internal Revenue Code Section 83(b)

     Pursuant to Section 83(b) of the Internal Revenue Code, I hereby elect within 30 days after receiving the property described herein to be taxed immediately on its value specified in item 5 below.
1.	My General Information:

Name:

Address:

S.S.N.
or T.I.N.:

2.	Description of the property with respect to which I am making this election:
                                         ordinary shares of                      stock of UTi Worldwide Inc. (the “Restricted Shares”).
3.	The Restricted Shares were transferred to me on , 20 . This election relates to the 20 calendar taxable year.
4.	The Restricted Shares are subject to the following restrictions:
The Restricted Shares are forfeitable until they are earned in accordance with the applicable terms and conditions of the UTi Worldwide Inc. Amended and Restated 2004 Long-Term Incentive Plan (“Plan”) and my Long Term Award Agreement (“Award”). The Restricted Shares generally are not transferable until my interest becomes vested and nonforfeitable, pursuant to the Award and the Plan.
5.	Fair market value:
The fair market value at the time of transfer (determined without regard to any restrictions other then restrictions which by their terms never will lapse) of the Restricted Shares with respect to which I am making this election is $           per share.

6.	Amount paid for Restricted Shares:
The amount I paid for the Restricted Shares is $           per share.
7.	Furnishing statement to employer:
A copy of this statement has been furnished to my employer,                     . If the transferor of the Restricted Shares is not my employer, that entity also has been furnished with a copy of this statement.
8.	Award or Plan not affected:
Nothing contained herein shall be held to change any of the terms or conditions of the Award or the Plan.
Dated:                           , 20     .

Taxpayer

UTi WORLDWIDE INC.
AMENDED AND RESTATED
2004 LONG-TERM INCENTIVE PLAN
Exhibit D
Deferral and Distribution Election Form
     Attached is the form you may use if you wish to defer the receipt of all or a percentage of the Shares that would otherwise be issued to you from the vesting of your Award. You must submit a copy of the Deferral Election Form executed by you to the Company as provided for in the form. An election to defer receipt of your Shares may not be revoked.
     You are advised to consult with your individual tax advisor with respect to the tax consequences related to your Award and any elections you may make to defer the receipt of Shares.

UTi WORLDWIDE INC.
AMENDED AND RESTATED
2004 LONG-TERM INCENTIVE PLAN

Deferral and Distribution Election

     AGREEMENT, made this ___day of                     ,           , by and between me, as a participant in the UTi Worldwide Inc. Amended and Restated 2004 Long Term Incentive Plan (the “Plan”), and UTi Worldwide Inc. (the “Company”). This Agreement shall control the distribution of any of the Company’s ordinary shares (“Shares”) that I become entitled to receive pursuant to my Long Term Award Agreement having a grant date of                         ,       (the “Award Agreement”). We agree that any term that begins herein with an initial capital letter shall have the special meaning defined in the Plan or the Award Agreement, unless the context clearly requires otherwise.
     *** Election Timing Requirement ***. I understand and agree that this election will be ineffective if it is not made within thirty (30) days following the Grant Date of the Award Agreement and when at least twelve months in advance of the date on which I could first become vested in the Shares pursuant to Section 1 of the Award Agreement.
     1. Deferral Election. Pursuant to Section 10 of the Award Agreement, I hereby irrevocably elect to defer the receipt of           % of the Shares that would otherwise be issued to me at any time or from time to time pursuant to the Award Agreement. I recognize and agree that the Company will establish an Account for me under the Plan, and will credit that Account with Deferred Share Units pursuant to Section 9 of the Plan.
     2. Nature of Distribution. I recognize that distributions from my Account will be made in the form of (i) one Share for each Deferred Share Unit credited to my Account, and (ii) with respect to each Share issued to me, a cash payment equal to any cash dividends (plus simple interest at 5% per annum), and additional Shares representing any Share dividends, that were declared and paid to holders of Shares between the Grant Date and the date such Share is issued to me.
     3. Timing and Form of Distributions. I hereby elect to commence receiving distributions from my Account on the earliest of the events checked in the table on the following page:

Event	Form of Distribution		Time of Distribution

___ Death	☐	One lump sum distribution.	☐	Within 60 days.

	☐	Substantially equal annual payments over a period of ___ years (up to 10).	☐ ☐	The next January 1st. Other:_______________.

___ Disability	☐	One lump sum distribution.	☐	Within 60 days.

	☐	Substantially equal annual payments over a period of ___ years (up to 10).	☐ ☐	The next January 1st. Other:_______________.

___ Other Separation from Service*	☐	One lump sum distribution.	☐	Within 60 days.

	☐	Substantially equal annual payments over a period of ___ years (up to 10).	☐ ☐	The next January 1st. Other:_______________.

___ Change in Control that is a permissible distribution event under Section 409A(a)(2)(A)(v) of the Code	☐ ☐	One lump sum distribution. Substantially equal annual payments over a period of ___ years (up to 10).	☐ ☐ ☐	Within 60 days. The next January 1st. Other:_______________.

Unforeseeable emergency under Section 409A(a)(2)(B)(ii) of the Code	☐ ☐	One lump sum distribution. Substantially equal annual payments over a period of ___ years (up to 10).	☐ ☐ ☐	Within 60 days. The next January 1st. Other:_______________.

___ Specified Date	☐	One lump sum distribution.	Date: ___, __.

	☐	Substantially equal annual payments over a period of ___ years (up to 10).

*	Notwithstanding anything to the contrary on this Deferral and Distribution Election Form, I understand that if I am a “specified employee” within the meaning of Code Section 409A at the time of my Separation from Service, payments to me on account of my Separation from Service shall be delayed until the end of the 409A Suspension Period pursuant to Section 11(e) of the Plan and Section 18 of the Award Agreement.

     4. Form of Payment to Beneficiary. In the event of my death before collecting all of my Account, any remaining portion of my Account shall be distributed to my beneficiary or beneficiaries named below in the following manner—
☐	in a single lump sum to be distributed within 60 days following my death.

☐	in accordance with the payment schedule selected in paragraph 3 hereof (with payments made as though I survived to collect all benefits, and as though I terminated service on the date of my death if payments had not already begun).
     5. Designation of Beneficiary. In the event of my death before I have collected all of my Account, I hereby direct that my beneficiaries shall be as follows:
     a. Primary Beneficiary. I hereby designates the person(s) named below to be my primary beneficiary and to receive the balance of any unpaid portion of my Account.

Name of			Percentage of
Primary Beneficiary	Social Security Number	Mailing Address	Death Benefit
%
%
     b. Contingent Beneficiary. In the event that a primary beneficiary or beneficiaries named above are not living at the time of my, I hereby designate the following person(s) to be my contingent beneficiary for purposes of the Plan:

Name of			Percentage of
Contingent Beneficiary	Social Security Number	Mailing Address	Death Benefit
%
%
     6. Effect of Elections. I understand and acknowledge that the election made in paragraph 1 hereof shall be irrevocable, and the elections in paragraphs 4 and 5 shall be revocable until my death, at which time they become irrevocable.
     7. Changing of Elections. The elections made in paragraph 3 hereof may be changed by submitting an effective superseding election if such superseding election (i) is effective on or after the first day of the 13th month after I make such superseding election, (ii) I make the election at least 12 months prior to the date that the Shares would have been distributed (or begun to be distributed) to me pursuant to my initial election, and (iii) the election defers my receipt of Shares for at least 5 years from the date that the Shares would have been distributed (or begun to be distributed) to me—other than distributions on account of my death, Disability, or unforeseeable emergency within the meaning of Code Section 409A(a)(2)(B)(ii)—pursuant to my initial election.

     8. Satisfaction of Award Commitments. The parties recognize and agree that the Company will have fully honored and discharged its obligations under this Agreement, the Award Agreement, and the Plan if the Company distributes my Account in accordance with the provisions hereof.
     9. Authorization. I made the above deferral and distribution election voluntarily, after receipt of the Plan document and the opportunity to review and discuss the Plan with my personal advisors. I understand that all distributions will be subject to applicable withholdings taxes. I understand that this deferral and distribution election only applies to the Award Agreement with the grant date that appears on the first page of this Deferral and Distribution Election and can only be superseded by a subsequent distribution election in accordance with the terms of this Deferral and Distribution Election and provisions of the Plan. I further understand that the Company reserves the right to amend, suspend or terminate the Plan. I understand that while the Plan is intended to provide tax deferral, the Plan does not constitute a guarantee that the intended tax results will be achieved. I acknowledge that I am solely responsible for the satisfaction of any taxes that may arise under the Plan, and the Company shall have no obligation to pay such taxes or to prevent me from incurring them.

UTi WORLDWIDE INC.		PARTICIPANT

By
A duly authorized officer or director

Date:		Date: